Exhibit 99
Accenture Nominates Beth E. Mooney, Former Chairman and CEO of KeyCorp, to Join its Board of Directors

NEW YORK; Dec. 3, 2020 — Accenture (NYSE: ACN) announced that its Board of Directors has nominated Beth E. Mooney for election to the Board at Accenture’s annual general meeting of shareholders on Feb. 3, 2021. Ms. Mooney, 65, was chairman and CEO of KeyCorp (NYSE: KEY), one of the 20 largest U.S. banks, based on assets, for nine years prior to her retirement in May 2020. She will be listed as a director nominee in Accenture’s 2020 proxy statement, which is scheduled to be filed with the Securities and Exchange Commission next week.

“Beth brings exceptionally deep knowledge of the financial services industry from her 40-year career in banking, as well as a valuable perspective from her service on the boards of other large, global public companies,” said Julie Sweet, Accenture’s chief executive officer. “She also brings a track record of fostering a culture of inclusion and diversity and delivering shareholder value. Beth will make a significant contribution as we continue executing our strategy and delivering shared success for all our stakeholders.”

If elected by shareholders at the annual general meeting, Ms. Mooney will join Accenture’s Board of Directors immediately afterward and will serve on the Finance Committee. Together with our other nominees, the Board would comprise 12 directors, 10 of whom will be external and independent. Ms. Sweet and David Rowland, Accenture’s executive chairman, are the Board’s only internal directors.

Before becoming KeyCorp’s chairman and CEO in 2011, Ms. Mooney served as president and chief operating officer from 2010 to 2011, and initially joined KeyCorp in 2006 as vice chair of Key Community Bank. Prior to that, she was with AmSouth Bancorporation (now Regions Financial) for six years, including two years as senior executive vice president and CFO. From 1999 to 2000, Ms. Mooney was chairman, president and CEO at Bank One Corporation, where she spent a total of six years.

Ms. Mooney is a director of AT&T and Ford Motor Company, and she was previously a director of KeyCorp from 2010 until her retirement earlier this year. She is also a member of the Board of Trustees of The Conference Board and a member of the Business Council. In addition, she is the Chair of the Board of Directors of the Cleveland Clinic and a Trustee of the Board of the Musical Arts Association, which operates the Cleveland Orchestra.

Ms. Mooney holds an MBA in Finance from Southern Methodist University and earned her bachelor’s degree from the University of Texas at Austin.

About Accenture

Accenture is a global professional services company with leading capabilities in digital, cloud and security. Combining unmatched experience and specialized skills across more than 40 industries, we offer Strategy and Consulting, Interactive, Technology and Operations services—all powered by the world’s largest network of Advanced Technology and Intelligent Operations centers. Our 506,000 people deliver on the promise of technology and human ingenuity every day, serving clients in more than 120 countries. We embrace the power of change to create value and shared success for our clients, people, shareholders, partners and communities. Visit us at www.accenture.com.

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Stacey Jones
Accenture
+1 (917) 452-6561
stacey.jones@accenture.com